Exhibit 10.1

AMERICAN STANDARD COMPANIES INC.

2002 OMNIBUS INCENTIVE PLAN

ADDENDUM FOR CANADA

This Addendum covers Options granted under the American Standard Companies Inc. 2002 Omnibus Incentive Plan (the “Plan”) to participants based in Canada. This addendum does not cover other benefits under the Plan consisting of Stock Appreciation Rights, Restricted Units, Restricted Stock, Long-Term Incentive Awards or Annual Incentive Awards.

Options may be granted under this addendum to Participants based in Canada as follows :

1)	Notwithstanding any other provision of the Plan, any exchange of shares of Common Stock by a Participant to pay the exercise price for Options pursuant to Section 6.4 of the Plan shall be accomplished by such Participant’s attestation that he or she has owned shares of Common Stock being used to effect the transaction for at least six months (the “Attestation Method”), rather than physically exchanging such shares to pay for the Options. When the Attestation Method is used to pay the exercise price for Options pursuant to Section 6.4, the total number of shares that would otherwise have been received on the exercise of the Option is reduced by the number of shares required to pay for the exercise of the Option.

2)	Section 6.5 of the Plan shall not apply to Options granted to Participants based in Canada.

3)	Notwithstanding any other provision of the Plan, any exchange of shares of Common Stock by a Participant to pay taxes owed upon the exercise of Options pursuant to Section 12.4 of the Plan shall be accomplished by such Participant’s attestation that he or she has owned shares of Common Stock being used to effect the transaction for at least six months (the “Attestation Method”), rather than physically exchanging such shares to pay the taxes. When the Attestation Method is used to pay taxes owed upon the exercise of Options pursuant to Section 12.4, the total number of shares that would otherwise have been received is reduced by the number of shares required to pay the taxes.

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